Exhibit 5.2

March 16, 2015

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate principal amount of debt securities (the “Securities”) of Vulcan Materials Company, a New Jersey corporation (the “Company”), on Form S-3 (the “Registration Statement”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when: (1) the Registration Statement, as finally amended (including all necessary post-effective amendments) has become effective under the Act, (2) an appropriate prospectus supplement or term sheet with respect to the Securities has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (3) the Board of Directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Securities, the consideration to be received therefor and related matters, (4) if the Securities are to be offered pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities has been duly authorized, executed and delivered by the Company and the other parties thereto, (5) the applicable supplemental indenture has been duly authorized and validly executed and delivered by the Company and the trustee thereunder, (6) the terms of the Securities and of their issuance and sale have been duly established in conformity with the indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (7) the Securities have been duly executed and authenticated in accordance with the indenture and issued and sold as contemplated by the Registration Statement, then the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (1) any waiver of stay, extension or usury laws or of unknown future rights or (2) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the federal laws of the United States and the laws of the States of New York and New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New Jersey law, we have relied solely upon the opinion, dated March 16, 2015, of Lowenstein Sandler LLP, we have made no independent examination of the laws of the State of New Jersey and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Lowenstein Sandler LLP.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the indenture relating to the Securities has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws or any matters that may come to our attention after the date hereof.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP